                                                                  Exhibit 12.1

         STATEMENT RE COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND DISTRIBUTIONS

                                                                                                    NINE
                                                                                                   MONTHS
                                                                                                   ENDED
                                                       YEAR ENDED DECEMBER 31,                    SEPT. 30,
                                  -----------------------------------------------------------    ----------
                                   1993(1)       1994        1995         1996          1997        1998
                                  -------      -------      -------      -------      -------      -------
                                                           (IN THOUSANDS)
Net income before
  extraordinary item               18,284       19,001       29,572       32,785       42,311       33,502
Plus fixed charges                  2,343        9,734       14,265       16,734       21,433       20,915
Less capitalized interest              --           --       (1,107)      (2,785)      (3,232)      (4,634)
                                  -------      -------      -------      -------      -------      -------
      Earnings                     20,627       28,735       42,730       46,734       60,512       49,783
                                  =======      =======      =======      =======      =======      =======

Interest expense                    2,288        9,105       12,038       12,829       17,096       15,441
Capitalized interest                   --           --        1,107        2,785        3,232        4,634
Amortization of debt issuance
  costs                                55          629        1,120        1,120        1,105          840
                                  -------      -------      -------      -------      -------      -------
      Fixed charges                 2,343        9,734       14,265       16,734       21,433       20,915
                                  =======      =======      =======      =======      =======      =======

Fixed charges                       2,343        9,734       14,265       16,734       21,433       20,915
Preferred stock dividend
   distributions                       --           --           --           --        3,060        3,300
                                  -------      -------      -------      -------      -------      -------
Combined fixed charges and
  preferred stock dividend
  distributions                     2,343        9,734       14,265       16,734       24,493       24,215
                                  =======      =======      =======      =======      =======      =======
Ratio (Earnings divided by
  combined fixed charges and
  preferred stock dividend
  distributions)                     8.80x        2.95x        3.00x        2.79x        2.47x        2.06x


(1) The information for the year ended December 31, 1993 is based on the combined historical financial information of the 17 publicly held limited partnerships that were consolidated in connection with the Company's formation as a REIT.